Exhibit 10.7

FANTEX HOLDINGS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of October 16, 2013 (the “Effective Date”), is made by and between Fantex Holdings, Inc., a Delaware corporation (the “Company”), Fantex, Inc. (“Fantex”) and David Mullin (“Executive”) (collectively referred to herein as the “Parties”).

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services under the terms hereof; and

WHEREAS, Executive desires to provide services to the Company on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.                                      Employment.

(a)                                 General.  The Company shall employ Executive and Executive shall enter the employ of the Company upon the terms and conditions provided herein effective as of the Effective Date.

(b)                                 Position and Duties.  During the Term of Employment (as defined below), Executive: (i) shall serve as the Chief Financial Officer of the Company, with responsibilities, duties and authority usual and customary for such position; (ii) shall report directly to the Chief Executive Officer; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, directions, requests and rules and regulations of the Company in connection with the Company’s business.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as Chief Financial Officer of the Company.  In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not be increased on account of such additional service beyond that specified in this Agreement.

(c)                                  Performance of Executive’s Duties.  During the Term of Employment, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(d) below, Executive shall devote Executive’s full time and attention to the business and affairs of the Company.  The rights of Executive under this Agreement shall not be affected by any change in the title, duties or capacity of Executive during Executive’s employment with the Company.

(d)                                 Exclusivity.  Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion), Executive shall devote Executive’s entire working time, attention and energies to the business of the Company and shall not (i) accept any other employment or consultancy; (ii) except as stated below, serve on the board of directors or similar body of any other entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place Executive in a competing position to, that of the Company or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, during the Term of Employment, Executive may devote reasonable time to unpaid activities such as supervision of personal investments and activities involving professional, charitable, educational, religious, civic and similar types of activities, speaking engagements and membership on committees, including without limitation serving on boards, committees or similar bodies of charitable or nonprofit organizations, provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2.                                      Term.  The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5 below.  The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment, commencing on the Effective Date, of Executive by the Company.

3.                                      Compensation and Related Matters.

(a)                                 Annual Base Salary.  Effective as of June 1, 2013, Executive shall receive a base salary at the rate of $200,000 per annum (as adjusted from time to time, the “Annual Base Salary”).  In the event that an IPO (as defined below) occurs during the Term of Employment, Executive’s Annual Base Salary shall be increased to a rate of $250,000 per annum upon the consummation of the IPO.  In addition, Executive’s Annual Base Salary may be increased from time to time by the Board or the compensation committee of the Board in its sole discretion.  Executive’s Annual Base Salary shall be subject to withholdings and deductions and shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company, but no less often than monthly. Such Annual Base Salary shall be reviewed by the Board (or committee thereof) not less than annually. “IPO” shall mean the first underwritten sale to the public of a series of “tracking” equity securities of Fantex pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 or Form S-11 (or any successor form).

(b)                                       Bonus.  In addition to the Annual Base Salary, Executive shall be eligible to earn, for each calendar year of the Company ending during the Term of Employment, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives, provided that Executive remains employed by the Company through the last day of the applicable calendar year.  The actual amount of any Annual Bonus shall be determined on the basis of the attainment of Company performance metrics and/or individual performance objectives, in each case, as established and approved by the Board or the compensation committee of the Board in its sole discretion. Payment of any Annual

Bonus(es), to the extent any Annual Bonus(es) become payable, will be made in the calendar year following the calendar year with respect to which the Annual Bonus is earned.

(c)                                  Benefits.  During the Term of Employment, Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits.

(d)                                 Vacation.  During the Term of Employment, Executive shall not be entitled to a fixed number of paid vacation, personal or sick days per year.  As a salaried employee, the Company expects Executive to use Executive’s judgment to take time off from work for vacation or other personal time in a manner consistent with getting Executive’s work done in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing Executive’s co-workers.

(e)                                  Business Expenses.  During the Term of Employment, the Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

4.                                      Termination.

(a)                                 At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title(s) and responsibilities and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized member of the Board.  If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement.

(b)                                 Notice of Termination.  During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below).  The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)                                  Termination Date.  For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination, or the date of Executive’s death (if applicable).

(d)                                 Deemed Resignation.  Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

5.                                      Consequences of Termination.

(a)                                 Payments of Accrued Obligations upon all Terminations of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid and accrued but unpaid vacation pay (if any) through the Date of Termination, (ii) any expenses owed to Executive under Section 3(e) above, (iii) any Annual Bonus earned but unpaid as of the Date of Termination and (iv) any accrued or vested benefits arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.  Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)                                 Severance Payments upon Termination by the Company Without Cause or by Executive with Good Reason.  If Executive incurs a Separation from Service (as defined below) from the Company during the Term of Employment (such date, the “Date of Termination”) by the Company without Cause or by Executive with Good Reason, in either case, then in addition to the payments and benefits described in Section 5(a) above, and subject to Section 11(c) below:

(i)                                    The Company shall pay Executive, in a single lump-sum payment on the sixtieth (60th) day after the Date of Termination, an amount equal to one (1) (the “Multiplier”) times the Annual Base Salary (disregarding any reduction in Annual Base Salary that would give rise to Executive’s right to terminate for Good Reason); provided, that if a Change in Control (as defined in the Fantex Holdings, Inc. 2012 Equity Incentive Plan) occurs (A) on or within thirty (30) days after the Date of Termination or (B) within one (1) year before the Date of Termination, the Multiplier shall be increased to two (2);

(ii)                                The Company shall pay Executive, in a single lump-sum payment, that portion of the Annual Bonus Executive would have received with respect to the calendar year in which the Date of Termination occurs, had he remained in continuous employment through the end such calendar year, calculated by dividing the number of days in such calendar year during which Executive served as an employee of the

Company by the total number of days in the calendar year in which the Date of Termination occurs, and payable on the regularly scheduled payment date under the applicable Company bonus plan or program (in the calendar year following the calendar year in which the Date of Termination occurs);

(iii)                            During the period commencing on the Date of Termination and ending on the twelve (12)-month anniversary of the Date of Termination (the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall continue to provide Executive and Executive’s eligible dependants with coverage under its group health plans at the same levels and the same cost to Executive as would have applied if Executive’s employment had not been terminated based on Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof); and

(iv)                             Each outstanding Company stock option and other equity award and Fantex stock option and other equity award held by Executive on the Date of Termination shall immediately become vested and, to the extent applicable, exercisable, with respect to the number of shares that would have vested during the twelve (12)-month period following the Date of Termination had Executive remained continuously employed during such period.  For the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of a release of claims (as described below).

The payments and benefits described in the preceding Sections 5(b)(i), (ii) and (iii) are referred to herein as the “Severance”.  Notwithstanding the foregoing, it shall be a condition to Executive’s right to receive the Severance that Executive execute and deliver to the Company of an effective release of claims in a form approved by the Company within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that Executive does not revoke such release during any applicable revocation period.

(c)                                  No Other Severance.  The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(d)                                 Company Property.  Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else).  For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates.  Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates other than in connection with any continued service by Executive on the Board or in any other capacity.

(e)                                  No Requirement to Mitigate; Survival.  Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.  Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)                                   Definition of Cause.  For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Executive fully corrects the circumstances constituting Cause within fifteen (15) days after receipt of the Notice of Termination (as defined below):

(i)                                    Executive’s gross misconduct in connection with the performance of his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after his issuance of a Notice of Termination for Good Reason), after a written demand for performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not performed his duties;

(ii)                                Executive’s commission of an act of fraud or material dishonesty resulting in reputational, economic or financial injury to the Company;

(iii)                            Executive’s conviction of, including any entry by Executive of a guilty or no contest plea to, a felony or other crime involving moral turpitude;

(iv)                             a material breach by Executive of his fiduciary duty to the Company which results in reputational, economic or other injury to the Company; or

(v)                                 Executive’s material breach of Executive’s obligations under a written agreement between the Company and Executive, including without limitation, such a breach of this Agreement.

(g)                                 Definition of Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events, in any case, without Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)                                    a material diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(b) hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii)                                a material reduction in Executive’s Annual Base Salary, as the same may be increased from time to time; or

(iii)                            a material breach by the Company of this Agreement.

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

6.                                      Change in Control.  Notwithstanding anything to the contrary contained in this Agreement, (a) in the event of a Change in Control of the Company, all outstanding Company stock options and other equity awards and Fantex stock options and other equity awards held by Executive as of such date shall immediately become fully vested and, as applicable, exercisable and (b) in the event of a Change in Control (as defined in the Fantex, Inc. 2013 Equity Incentive Award Plan) of Fantex, all outstanding Fantex stock options and other equity awards held by Executive as of such date shall immediately become fully vested and, as applicable, exercisable.

7.                                      Assignment and Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law or as otherwise provided herein.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.                                      Miscellaneous Provisions.

(a)                                 PIIA Agreement.  Executive hereby acknowledges that Executive has previously entered into an agreement with the Company containing confidentiality and other protective covenants (the “PIIA Agreement”) and that Executive remains bound by the terms and conditions of the PIIA Agreement.

(b)                                 Governing Law.  This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(c)                                  Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(d)                                 Notices.  Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the Parties), as follows:

(i)                                    If to the Company and Fantex:

Company: Fantex Holdings, Inc. and Fantex, Inc.

Address: 330 Townsend Street, Suite 234

San Francisco, CA 94107

Attn: Chairman of the Board

Facsimile: (415) 592-5950

and with a copy to:

Latham & Watkins LLP

Address: 140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick A. Pohlen, Esq.

Facsimile: (650) 463-2600

(ii)                                If to Executive, at the address set forth on the signature page hereto.

(iii)                            or at any other address as any Party shall have specified by notice in writing to the other Party.

(e)                                  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile or .pdf shall be deemed effective for all purposes.

(f)                                   Entire Agreement.  The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral regarding Executive’s employment as the Chief Financial Officer of the Company.  The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(g)                                 Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)                                 Severability; Enforcement.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)                                    Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)                                    Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

9.                                      Prior Employment.  Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person.  Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

10.                               Excess Parachute Payments, Limitation on Payments.

(a)                                 Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (such excise tax, the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)                                 Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

11.                               Section 409A.

(a)                                 General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)                                 Separation from Service.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 5(b) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments, and to the extent permitted under Section 409A, any separate payment or benefit under the Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A; and (iii) to the extent that any payments, in-kind benefits or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid no later than December 31st of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.  Executive’s right to such payments, in-kind benefits or reimbursements shall not be subject to liquidation or exchange for any other benefit.

(c)                                  Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from

Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

12.                               Employee Acknowledgement.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

FANTEX HOLDINGS, INC.

By:	/s/ Cornell “Buck” French

Name:	Cornell “Buck” French

Title:	Chief Executive Officer

FANTEX, INC., solely for purposes of its obligations under Sections 5(b)(iv) and 6 hereof.

By:	/s/ Cornell “Buck” French

Name:	Cornell “Buck” French

Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ David Mullin

Name:	David Mullin

Address:	330 Townsend Street, Suite 234

San Francisco, CA 94107

SIGNATURE PAGE TO FANTEX HOLDINGS, INC. EMPLOYMENT AGREEMENT